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                                                                    EXHIBIT 99.1

Varco and Tuboscope Announce Merger

ORANGE, Calif., March 22 /PRNewswire/ -- Varco International, Inc. (NYSE: VRC -
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news) and Tuboscope Inc. (NYSE: TBI - news) today announced a merger-of-equals
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transaction that will create a combined oilfield equipment and services organization with leading market positions in each of its major business lines. The shares of the combined company, which will be called Varco International, Inc., will be owned equally by the current shareholders of each company. The combined company had revenue of approximately $1 billion in 1999 and nearly 5,300 employees worldwide as of December 31, 1999.

Under the terms of the definitive merger agreement, which was unanimously approved by each company's Board of Directors, Tuboscope will issue 0.7125 new shares in exchange for each share of Varco common stock, resulting in approximately 94 million shares on a fully diluted basis. Simultaneous with the closing of the transaction, Tuboscope will change its corporate name to Varco International, Inc. and list the shares of the combined company on the NYSE for trading under the symbol ``VRC''. Based on each company's closing price on March 22, 2000, the combined company will have a market capitalization of approximately $1.8 billion. It is expected that the transaction will be accounted for as a pooling-of-interests and will be tax free to shareholders.

George Boyadjieff, Chairman and CEO of Varco, who will be Chairman and CEO of the combined company, said, ``This is a true merger-of-equals transaction that combines two of the premier franchises in the oilfield services and equipment sector. Tuboscope and Varco each trace their roots back to the early part of the 20th century when the oil service industry was in its infancy. More importantly, our companies share complementary strategic objectives and a compatible vision for the future of our industry and for our new company. The value that this transaction creates comes from the ability of the combined company to provide a broader offering of equipment and services on both land and offshore rigs, and from drilling through well remediation.''

John Lauletta, President and CEO of Tuboscope, who will become President and COO of the combined company added, ``This should result in strong growth opportunities as we develop new products and expand services and should result in greater revenue, cash flow and earnings across the full breadth of activity in the oilfield service industry. The combined company will draw equally upon the talent from both organizations to effectively integrate our product and service offerings for our customers, while enhancing returns for our shareholders.''

John Lauletta continued, ``We have assumed only a modest amount of cost savings from consolidation in this transaction as the real value creation of this combination will come from enhanced revenue opportunities. The combined company will certainly continue to operate with the same culture of financial discipline that has been a hallmark of each organization.''

Joseph Winkler, Chief Financial Officer of Tuboscope, who will become Chief Financial Officer of the combined company said, ``The merger is expected to be accretive to earnings and cash flow per share for shareholders of both companies in the first full year of the combination. In addition, with a market capitalization of $1.8 billion, liquidity will be significantly increased for
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current and prospective shareholders. The combination of a strong equity currency and a liquid balance sheet with significant debt capacity should provide a strong financial position for the combined company.''

The ten member Board of Directors of the combined company will consist of five representatives each from Varco and Tuboscope, including the former Chairman of Tuboscope, L.E. Simmons, as a non-executive director.

The transaction is expected to be completed during the second quarter of 2000 and is subject to stockholder and regulatory approvals, including expiration of the applicable waiting period under the Hart-Scott-Rodino Act, and other customary conditions. Varco and Tuboscope intend to file a joint proxy statement with the Securities and Exchange Commission shortly.

Tuboscope was advised by Credit Suisse First Boston Corporation which brought the two companies together, and Varco was advised by J.P. Morgan & Co. Incorporated.

A joint conference call will be held Thursday morning, March 23rd at 7 A.M. Pacific Time (9 A.M. Central Time). The dial-in number for the call is
712.257.3091 and the identification code is 3710620.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward- looking statements. Such risks and uncertainties include, among others, the cyclical nature of the oilfield services industry, risks associated with the Company's significant foreign operations, compliance with environmental laws, risks associated with growth through acquisitions and other factors discussed in each of the Company's Annual Report on Form 10-K.

SOURCE: Varco International, Inc.